Exhibit 99.1

7-ELEVEN, INC. POSTS 8.7% INCREASE IN TOTAL REVENUE;

FIRST QUARTER MERCHANDISE SALES INCREASE 5.0% TO $1.9 BILLION;

COMPANY UPDATES 2005 GUIDANCE

First Quarter 2005 Highlights:

•	Reported core earnings of $15.1 million, or $0.13 per diluted share, compared to $12.9 million, or $0.11 per share in first quarter 2004

•	Achieved increase of total revenue of $237.7 million, or 8.7 percent, to $3.0 billion

•	Increased total merchandise sales by $89.5 million, or 5.0 percent, to $1.9 billion

•	Produced a 4.6 percent increase in U.S. same-store merchandise sales, on top of a 6.1 percent increase in first quarter 2004

•	Improved merchandise gross profit 6.8 percent to $671.9 million

•	Reached a global 7-Eleven store count of approximately 28,000 stores

•	In early April, negotiated a favorable amendment to extend the previous wholesale agreement with McLane Company, Inc. for two additional years

DALLAS, April 26, 2005—7-Eleven, Inc. (NYSE: SE), today reported that core earnings, which exclude non-operating items, grew to $15.1 million, or $0.13 per diluted share, for the quarter ended March 31, 2005. This compares to core earnings of $12.9 million, or $0.11 per diluted share, for the first quarter of 2004. First quarter net earnings for 2005 were $20.9 million, or $0.18 per diluted share, compared to net earnings of $4.1 million, or $0.04 per diluted share, in the same quarter a year ago.

EARNINGS SUMMARY (Unaudited)

($ in millions)

	Three Months Ended March 31,
	2004 Restated[1]	2005
Net Earnings	$4.1	$20.9
Adjustments (Net of Tax):

Non-Operating Items:
• Currency Conversion Loss (Gain)	2.6	(3.4)
• Amortization of Gain on Sale of Cityplace	—	(0.9)
• Loss (Gain) from Discontinued Operations (SFAS No. 144, Impairment/Disposal of Long-Lived Assets)	1.1	(1.5)
• Cumulative Accounting Change (FIN 46R, Consolidation of Variable Interest Entities)	5.1	—

Core Earnings	$12.9	$15.1

1.	In December 2004, 7-Eleven revised its accounting for depreciation of leasehold improvements and restated prior years to adjust the amortization expense of certain of its leasehold improvements to the shorter of the economic useful life or the lease term as defined by SFAS No. 13, “Accounting For Leases.” Prior years were restated to be consistent with the revised accounting for depreciation of leasehold improvements.

Review of First Quarter 2005 Core Earnings

Total revenues for the first quarter grew 8.7 percent to $3.0 billion driven by strong growth in merchandise and gasoline sales. Total merchandise sales for the quarter increased 5.0 percent to $1.9 billion. This growth was driven primarily by a 4.6 percent increase in U.S. same-store merchandise sales, on top of a 6.1 percent increase in the first quarter of 2004. Categories that contributed to the merchandise sales increase included fresh food, hot and cold beverages, cigarettes and services.

“7-Eleven’s operations and merchandising strategy is designed around keeping pace with the changing needs of our customers on an item-by-item and store-by-store basis. This winning strategy has produced 34 consecutive quarterly increases in U.S. same-store merchandise sales,” said Jim Keyes, 7-Eleven’s president and chief executive officer. “We have every intention of maintaining this track record of growing revenues, improving inventory turnover and increasing profits,” he added.

For the first quarter, merchandise gross profit grew 6.8 percent to $671.9 million. Merchandise gross profit margin increased by 59 basis points to 35.86 percent compared to the prior-year quarter. This increase was primarily due to favorable changes in mix.

Gasoline gallons were 544.5 million gallons for the first quarter of 2005, or basically flat with the first quarter of 2004. Average gallons sold per store for the quarter grew 0.8 percent, on top of a 6.5 percent increase in the first quarter of 2004. Total gasoline revenues for the quarter were $1,074.3 million compared to $923.2 million in the same quarter a year ago. The 16.4 percent increase in gasoline revenues is principally due to a 27 cent-per-gallon increase in average retail gasoline prices year over year. The average retail price of gasoline was $1.97 in the first quarter of 2005, compared to $1.70 in the first quarter of 2004.

Gasoline gross profit was $68.3 million, a 4.3 percent decrease over the first quarter of 2004. Expressed as cents per gallon, the gasoline margin was 12.5 cents in the first quarter of 2005 compared to 13.1 cents in the first quarter of 2004. “In the face of a difficult wholesale market with significant cost increases in the second half of the quarter, we were pleased with our cent-per-gallon margins,” said Keyes. “As we begin the second quarter, we have seen a decline in wholesale costs which has contributed to higher cent-per-gallon gasoline margins in April,” he added.

Operating, selling, general and administrative (OSG&A) expenses rose 4.0 percent to $722.3 million in the first quarter of 2005. Expressed as a percent of total revenue, OSG&A was 24.3 percent, compared to 25.4 percent in the prior-year first quarter. After normalizing for the higher gasoline revenue due to the 27 cent-per-gallon increase in gasoline retail prices year over year, OSG&A for the first quarter of 2005 as a percent of total revenue would have been 25.6 percent. This compares to 25.4 percent for the same quarter a year ago.

In early April, 7-Eleven negotiated a two-year extension on its service agreement with McLane Company, which supplies approximately 5,300 7-Eleven® stores in the United States. 7-Eleven and McLane agreed to terms that provide enhanced benefits and improved service to 7-Eleven’s stores, including requirements designed to improve on-time deliveries and in-stock levels. The amendment extends the agreement through January, 31, 2008.

Total sales of merchandise and gasoline for the first quarter of 2004 benefited just over one percent from the extra day due to leap year. Both the same-store merchandise comparison and the average gallons sold per store comparison are calculated on an average-per-store-day basis and are unaffected by the extra day.

Summary of First Quarter 2005 Non-Operating Items

The company reported an after-tax, non-cash currency conversion gain of $3.4 million for the first quarter of 2005.

During the second quarter of 2004, the company completed the sale of its headquarters which resulted in a deferred gain to be recognized over three years. First quarter 2005 results included an after-tax gain of approximately $0.9 million related to the amortization.

The company closed three stores during the first quarter of 2005. In accordance with SFAS 144, the company reclassified the prior periods for the after-tax results of stores closed during the first quarter to Discontinued Operations.

As previously reported, the company adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51” (FIN 46R) in the first quarter of 2004. There was a cumulative effect charge of ($5.1 million) after-tax as a result of adopting FIN 46R. This represents a change in the timing of the recognition of a franchisee’s initial fee if financed by the company.

Capital Expenditures

During the first quarter of 2005, 7-Eleven invested approximately $44 million in capital expenditures. The company anticipates that capital expenditures in 2005 will be in the range of $390 million to $430 million, and expects to open between 100 and 150 stores throughout the United States and Canada.

7-Eleven Stores

As of March 31, 2005, the company and its franchisees operated 5,809 stores in the United States and Canada with the global 7-ELEVEN® store count reaching 28,064 stores worldwide.

2005 Outlook

The company expects core earnings per diluted share for 2005 to be in the range of $1.12 to $1.16, which excludes the cost of expensing stock options for 2005. The Securities and Exchange Commission changed the effective date for adoption of Statement of Financial Accounting Standard No. 123, “Share-Based Payment,” (“SFAS No. 123R”), from third quarter 2005 to January 1, 2006.

Core Earnings Guidance

The company believes that core earnings, which exclude non-operating items, are more indicative of the company’s operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.

U.S. Same-Store Merchandise Sales Calculation

When determining the same-store merchandise sales calculation, the company includes the merchandise sales of both its U.S. company-owned and franchise-operated stores if they were operating for all days of the periods being compared. New stores, relocated stores or rebuilt stores are not included in the same-store sales calculation until they have recorded merchandise sales for all days of the periods being compared.

Internet Broadcast of Earnings Conference Call and Replay

The first quarter 2005 earnings conference call will begin at 9:00 a.m. EDT on Tuesday, April 26, 2005. The call will be available by Web cast at www.7-Eleven.com or by telephone at 1-877-707-9628 for domestic callers or 1-785-832-1508 for international callers. A replay of the call will be available for two weeks, beginning two hours after the call concludes. The replay of call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-800-839-5493 (domestic callers) or 1-402-220-2552 (international callers).

About 7-Eleven, Inc.

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 22,300 7-Eleven® stores in 17 other countries and U.S. territories throughout the world. During 2004, 7-Eleven stores worldwide generated total sales of approximately $41 billion. Find out more online at www.7-Eleven.com.

This release, and the accompanying discussion on the earnings conference call on April 26, 2005, includes certain statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company’s annual report on Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and current reports on Form 8-K.

Contact Information:

Carole Davidson, CFA	Margaret Chabris

Vice President, Investor Relations	Media Relations

(214) 828-7021	(214) 828-7345

7-ELEVEN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (1)

(Shares and dollars in thousands, except per-share data)

(UNAUDITED)

	Year To Date Ended March 31
	2004	2005
	Restated
Revenues:
Merchandise sales	$1,783,911	$1,873,401
Gasoline sales	923,178	1,074,303

Net sales	2,707,089	2,947,704
Other income	31,240	28,247

Total revenues	2,738,329	2,975,951

Costs and expenses:
Merchandise cost of goods sold	1,154,674	1,201,518
Gasoline cost of goods sold	851,815	1,006,012

Total cost of goods sold	2,006,489	2,207,530
Operating, selling, g&a expenses (2)	694,758	722,315
Interest expense, net	20,185	14,417

Total costs and expenses (2)	2,721,432	2,944,262

Earnings from continuing operations before income tax and cumulative effect of accounting change (2)	16,897	31,689
Income tax expense (2)	6,589	12,295

Earnings from continuing operations before cumulative effect of accounting change (2)	10,308	19,394

Earnings (loss) on discontinued operations (net of tax (expense) benefit of $715 and $(980))	(1,118)	1,546

Cumulative effect of accounting change (net of tax benefit of $3,284)	(5,137)	—

Net earnings (2)	$4,053	$20,940

Net earnings per common share (2):
Basic
Earnings (loss) from continuing operations before cumulative effect of accounting change	$.10	$.17
Earnings (loss) on discontinued operations	(.01)	.01
Cumulative effect of accounting change	(.05)	—

Net earnings	$.04	$.18

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.10	$.17
Earnings (loss) on discontinued operations	(.01)	.01
Cumulative effect of accounting change	(.05)	—

Net earnings	$.04	$.18

Weighted average shares:
Basic	111,837	113,989
Diluted	113,174	130,510

Operating stores at end of period	5,784	5,809

(1)	- Prior year amounts have been reclassified to conform to the current year presentation.
(2)	- Prior year earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.

FINANCIAL HIGHLIGHTS (1)

	Three Months Ended
($ millions - except per share data)	03/31/04	03/31/05	% or Unit Change
	Restated
Earnings
Core Earnings (2)	$12.9	$15.1
Conversion Gain / (Loss)	(2.6)	3.4
Amortization of Gain on Sale of Cityplace	—	0.9
Discontinued Operations (SFAS No. 144)	(1.1)	1.5
Accounting Change (3)	(5.1)	—

Net Earnings as Reported (2)	$4.1	$20.9

Net earnings per diluted share

Core Earnings (2)	$.11	$.13
Conversion Gain / (Loss)	(.01)	.03
Amortization of Gain on Sale of Cityplace	—	.01
Discontinued Operations (SFAS No. 144)	(.01)	.01
Accounting Change (3)	(.05)	—

Net Earnings as Reported (2)	$.04	$.18

Weighted Average Shares Outstanding (basic in 000’s)	111,837	113,989
Weighted Average Shares Outstanding (diluted in 000’s)	113,174	130,510

EBITDA (2)(4)	$117.9	$133.2	$15.3

Interest Coverage Ratio (5)	6.33	9.53

Key Data
Total Revenue	$2,738.3	$2,976.0	8.7%

Merchandise Sales	$1,783.9	$1,873.4	5.0%
U.S. Same-Store Sales Increase	6.1%	4.6%
Merchandise Gross Profit	$629.2	$671.9	$42.7
Merchandise GP Margin	35.27%	35.86%	59	bp

Gasoline Sales	$923.2	$1,074.3	16.4%
Gasoline Gallons	544.2	544.5	0.1%
Gasoline Gross Profit	$71.4	$68.3	(4.3)%
Gasoline CPG	13.1	12.5	(0.6)
Gasoline GP Margin	7.73%	6.36%	(137	)bp

Average Per Store Day Data Percent Incr/(Decr)
Merchandise GP Growth per store	8.3%	6.8%	(1.5)
Gasoline Gallons Sold	6.5%	0.8%	(5.7)
Gasoline GP Dollars	3.4%	(3.6)%	(7.0)
Total GP Dollars	7.2%	4.6%	(2.6)

Total Stores (end of period)
U.S. and Canada	5,784	5,809	25
Gasoline Stores	2,436	2,426	(10)
Worldwide	26,197	28,064	1,867

Balance Sheet Items (end of period)
Debt	$1,424.5	$1,101.5
Convertible Quarterly Income Debt Securities	$300.0	$300.0
Stockholders’ Equity (2)	$336.0	$496.1

(1)	Prior period amounts have been reclassified to conform to the current year presentation.
(2)	Prior period earnings were restated in connection with December 31, 2004, year-end reporting to recognize a consistent lease term when calculating depreciation of long-lived assets on leased properties.
(3)	Year-to-date 2004 reported net earnings includes the one-time cumulative effect charge of $(5.1) million, or $(0.05) per diluted share in connection with the adoption of FIN 46R in 2004 which relates to variable interest entities.
(4)	EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative effect of accounting changes.
(5)	Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ended March 2004 and 2005, respectively.